Exhibit 10.4

Inno Holdings, Inc.

July 14, 2023

Tianwei Li

Re: Offer Letter

Dear Tianwei:

On behalf of Inno Holdings, Inc., a Texas corporation (the “Company”), I am delighted to confirm our offer to you for employment in the full-time position of Chief Financial Officer of the Company (“CFO”). You will report to the Chief Executive Officer of the Company. In this position, you will be an executive officer of the Company, expected to provide services commensurate with those provided by CFOs of other similarly sized public companies and required to travel as needed to the Company’s Houston, Texas and Los Angeles, California offices. Your employment under this letter agreement (this “Agreement”) will be effective on July 17, 2023 (the “Effective Date”), subject to the terms and conditions of this Agreement.

In connection with your employment, you will receive the following compensation and benefits package, as approved by the Board of Directors of the Company (the “Board”) or its Compensation Committee (the “Committee”):

Compensation and Benefits

Base Salary: You will be paid a minimum base salary at an annual rate of $180,000.

Annual Bonuses: You will receive an annual bonus of company options worth $200,000. These options will be distributed proportionally on a monthly basis, and subject to employee stock option plan.

Commission & incentives: Commission and incentives are performance based.

One-Time Incentive Equity Awards: You will receive one-time awards of $50,000 within a week after IPO event for Pre-IPO consulting services provided.

Other Benefits: You will be eligible to participate in all benefit plans (including personal-time off policies) generally offered to other senior executives of the Company in similar positions and with similar responsibilities (subject to any applicable waiting periods and other restrictions and approval of the Committee, to the extent required by applicable law). [You shall be covered by the Company’s D&O policy and the Company will indemnify you for all actions taken by you in connection with or in furtherance of your employment with the Company up to the maximum extent permitted by applicable law and the governing documents of the Company.]

Other Terms of Employment

Withholding: Any amount or benefit payable under this Agreement will be subject to all applicable taxes and withholding and will be paid in accordance with the payment practices of the Company then in effect.

Clawback Policy: To the extent required by applicable law or regulation, any applicable stock exchange listing standards or any clawback policy adopted by the Company pursuant to any such law, regulation or stock exchange listing standards, or to comport with good corporate governance practices, any incentive- based compensation granted to you (whether pursuant to this Agreement or otherwise) shall be subject to the provisions of any applicable clawback policies or procedures, which may provide for forfeiture and/or recoupment of such amounts paid or payable under this Agreement or otherwise.

Employment Term: This employment offer indicates a one-year employment agreement from July 17, 2023 to June 30, 2024. Beginning from July 17, 2024, your employment is at-will, meaning that either party can terminate your employment without cause or reason at any time.

Restrictive Covenant Agreement: As a condition of your employment, you will be required to review and sign an executive restrictive covenant agreement containing terms substantially similar to those applicable to CFOs at similarly sized public companies, and that may include, among other things, confidentiality, work product assignment and post-employment non-competition and non-solicitation provisions that will protect the ongoing interests of the Company and its affiliates.

This letter supersedes any prior oral or written agreements or understandings with the Company, its subsidiaries or their respective affiliates related to your employment and cannot be changed except in a writing signed by an authorized executive of the Company and/or the Company and you.

Please indicate your acceptance of this offer by signing in the space provided below and returning one copy of this letter to me at your earliest convenience.

Sincerely,

/s/ Dekui Liu
By:	Dekui Liu
Title:	CEO
Inno Holdings, Inc.

Accepted and agreed:

/s/ Tianwei Li
By:	Tianwei Li

Date: 07/14/2023